UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 13, 2007

MARTEN TRANSPORT, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-15010	39-1140809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

129 Marten Street
Mondovi, Wisconsin	54755
(Address of principal executive offices)	(Zip Code)

(715) 926-4216
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Directors

On August 13, 2007, the company’s board of directors elected Robert L. Demorest and G. Larry Owens as independent directors of the company.  Robert L. Demorest’s and G. Larry Owens’ initial terms will begin at the next scheduled meeting of the board of directors, which is expected to be in December of 2007.  As of the date of this filing, the company has not determined which, if any, committees of the board of directors that Mr. Demorest or Mr. Owens will join.

Robert L. Demorest has served as the President, Chief Executive Officer and Chairman of the Board of MOCON, Inc., a company that designs, manufactures, markets and services products and provides consulting services primarily in the measurement and analytical instrument and services markets, since April 2000.  Prior to that time, Mr. Demorest had been President of MOCON Inc. for more than five years.

G. Larry Owens has served as the Chief Executive Officer, President and Secretary of Smithway Motor Xpress Corp., a truckload carrier that provides nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market, since March 5, 2004, and has served as the Chairman of the Board of Smithway Motor Xpress Corp. since April 2, 2004.  Mr. Owens had served prior to that time as the Executive Vice President and Chief Financial Officer of Smithway Motor Xpress Corp. from January 1993 and Chief Administrative Officer from August 2001. Mr. Owens also served as the Chief Operating Officer of Smithway Motor Xpress Corp. from May 1998 to August 2001. Prior to joining Smithway Motor Xpress Corp., Mr. Owens spent twenty-five years in the banking industry, most recently from 1982 through 1992 as President of Boatmen’s Bancshares’ regional banks in Spencer and Fort Dodge, Iowa.

Pursuant to the company’s amended and restated certificate of incorporation and bylaws, the company’s board of directors has the power to increase the authorized number of directors and fill vacancies on the board arising from any such newly created directorship by the affirmative vote of a majority of the directors serving at the time of the increase.  On August 13, 2007, the company’s board of directors increased the size of the Board from five members to seven members and elected Robert L. Demorest and G. Larry Owens as new directors.  There is no arrangement or understanding between Robert L. Demorest or G. Larry Owens and any other persons pursuant to which Robert L. Demorest or G. Larry Owens were selected as a director of the company.  Robert L. Demorest or G. Larry Owens do not have any direct or indirect material interest in any existing or currently proposed transaction to which the company is or may become a party.

As non-employee directors, Robert L. Demorest and G. Larry Owens will each be paid an annual board retainer of $20,000.  The company generally pays non-employee directors a fee of $1,000 for each board meeting attended, $500 for each committee meeting attended, and reimburses them for out-of-pocket expenses of attending meetings.  In addition each will be eligible to receive an automatic grant of an option to purchase 2,500 shares of common stock annually upon re-election to the board by the stockholders, beginning with the 2008 annual meeting of stockholders.  These options will be issued at a per share exercise price equal to the fair market value of one share of common stock on the grant date and expire ten years from the grant date.

Amended and Restated Change in Control Severance Agreements

On August 13, 2007, the company’s board of directors approved amended and restated change in control severance agreements for Randolph L. Marten, Robert G. Smith, Timothy P. Nash, Donald J. Hinson, and James J. Hinnendael, a form of which is attached hereto as Exhibit 10.1.  The amended and restated change in control severance agreements make changes to the change in control severance agreements previously entered into between the company and these officers, in order to comply with final regulations published by the Internal Revenue Service under an exception to Section 409A of the Internal Revenue Code of 1986, as amended, and there were no changes to the economic terms of the change in control severance agreements.  The board of directors also approved a change in control severance agreement that contains the same terms and conditions as the form attached hereto as Exhibit 10.1 with John H. Turner, a newly appointed executive officer.

Item 9.01. Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired.

Not Applicable.

(b)   Pro Forma Financial Information.

Not Applicable.

(c)   Shell Company Transactions.

Not Applicable.

(d)   Exhibits.

Exhibit No.	Description

10.1	Form of Amended and Restated Change in Control Severance Agreement (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTEN TRANSPORT, LTD.

Dated: August 15, 2007	By	/s/ James J. Hinnendael
James J. Hinnendael
Its: Chief Financial Officer

MARTEN TRANSPORT, LTD.

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Amended and Restated Change in Control Severance Agreement (filed herewith).